Exhibit 15.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-281850) and on Form F-3 (No. 333-283260) of our report dated April 13, 2026, with respect to the consolidated financial statements of Jianzhi Education Technology Group Company Limited as of December 31, 2025 and for the year ended December 31, 2025, which appears in the annual report on Form 20-F of Jianzhi Education Technology Group Company Limited for the year ended December 31, 2025.

We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Enrome LLP

Singapore

April 13, 2026

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